Exhibit 3.1

CERTIFICATE OF AMENDMENT TO EFFECT REVERSE STOCK SPLIT

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Yield10 Bioscience, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.The name of the Corporation is Yield10 Bioscience, Inc.
2.The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:
3.The Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by adding the following after the end of the first paragraph of Article IV:
“Upon effectiveness of this Certificate of Amendment (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each forty (40) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued as a result of the reverse stock split. Instead, any stockholder who would otherwise be entitled to a fractional share of our Common Stock as a result of the reclassification shall be entitled to receive a cash payment equal to the product of such resulting fractional interest in one share of our Common Stock multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. Notwithstanding the foregoing, the Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the reverse stock split or cash in lieu of fractional shares, if any, unless and until the certificates evidencing the shares held by a holder prior to the reverse stock split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a cash payment in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a cash payment in lieu of a fractional share of Common Stock).”
4.The Amendment of the Amended and Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
5.This Certificate of Amendment shall be effective on January 15, 2020 at 5:00 p.m., Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 15th day of January 2020.

YIELD10 BIOSCIENCE, INC.

By:	/s/ Oliver P. Peoples
Oliver P. Peoples
President & Chief Executive Officer